EXHIBIT 10(j)(ii)

Terms of Director Grants under the 2011 Long-Term Incentive Stock Plan

December 21, 2011

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Except as set forth below, the terms of the equity award provisions under the Northrop Grumman Corporation Stock Plan for Non-Employee Directors, as amended, will continue in effect for stock unit awards, both mandatory and elective, made to the independent directors’ under the 2011 Long-Term Incentive Stock Plan unless and until the Board of Directors amends those provisions; and

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For purposes of determining the number of mandatory or elective stock units to be awarded to independent directors each quarter, beginning with compensation for the year 2012, the fair market value will be determined based on the NYSE closing price of a share of the Company’s common stock on the last day of the applicable quarter.